Calculation of Filing Fee Tables
S-8
CYPHERPUNK TECHNOLOGIES INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share to be issued pursuant to the Cypherpunk Technologies Inc. 2025 Equity Incentive Plan	457(a)	31,454,785	$ 0.98	$ 30,825,689.30	0.0001381	$ 4,257.03
Total Offering Amounts:						$ 30,825,689.30		$ 4,257.03
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,257.03
Offering Note
[1]	(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant's common stock, $0.001 par value per share (the "Common Stock") that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction. The Proposed Maximum Offering Price per Unit is estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on December 18, 2025, under the symbol "CYPH".

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A